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                                                                   Exhibit(a)(3)
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Bankers Trust New York Corporation                    Credit Suisse First Boston
130 Liberty Street                                             11 Madison Avenue
New York, New York  10006                              New York, New York  10010



                                                              February 10, 1998


Sombrero Acquisition Corp.
c/o Apollo Management, L.P.
1301 Avenue of the Americas
New York, New York  10036


re   MTL Recapitlization/Refinancing
     Bridge Loan Indemnity Letter
     ----------------------------


Ladies and Gentlemen:

          In connection with our bridge loan commitment letter, dated the date hereof, to Sombrero Acquisition Corp. ("Acquisition Corp.") with respect to the recapitalization of MTL, Inc. ("MTL") (the "Bridge Loan Commitment Letter"):

          You hereby agree to indemnify and hold harmless Bankers Trust New York Corporation ("BTNY"), Credit Suisse First Boston ("CSFB") and their respective affiliates and the directors, officers, partners, agents, employees, representatives and control persons of BTNY, CSFB and their respective affiliates (collectively, the "Indemnified Persons") from and against all losses, claims, damages, liabilities, awards and reasonable costs and expenses incurred by them (including reasonable fees and disbursements of outside and in-house counsel) which (i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by you and/or any of your affiliates or (B) actions taken or omitted to be taken by an Indemnified Person with the consent of you and/or any of your affiliates or in conformity with any of the actions or omissions of you and/or your affiliates or (ii) are otherwise related to or arise out of or in connection with the proposed transactions giving rise to or contemplated by the Bridge Loan Commitment Letter, including modifications or future additions thereto, or execution of letter agreements or other related activities (all of the foregoing being herein called the "Related Activities"), and to promptly reimburse BTNY, CSFB and each other Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by any such Indemnified Person in connection with investigating, preparing or

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defending any such action, claim, suit or proceeding (including, without limitation, any arbitration) whether or not in connection with pending or threatened litigation or arbitration in which BTNY, CSFB or any other Indemnified Person is a party. You will not, however, be responsible for (x) any losses, claims, damages, liabilities or expenses of any Indemnified Person (I) pursuant to clause (ii) of the preceding sentence to the extent same are finally judicially determined to have resulted primarily from the bad faith, wilful misconduct or recklessness of such Indemnified Person or (II) arising out of a breach by such Indemnified Party of its obligations under the Bridge Commitment Letter and (y) the reimbursement of fees and disbursements of our legal counsel and consultants and our out-of-pocket expenses, in each case incurred in connection with the Transaction or otherwise arising out of our commitments under the Bridge Loan Commitment Letter, except as provided in the second paragraph of Section 6 of the Bridge Loan Commitment Letter. You also agree that neither BTNY, CSFB nor any of their respective affiliates, nor any director, officer, partner, employee, agent or representative of BTNY, CSFB or any of their respective affiliates, shall have any liability to you or any of your affiliates for or in connection with the transactions described in the Bridge Loan Commitment Letter except for liability for (i) wilful or grossly negligent breach of the Bridge Commitment Letter and (ii) losses, claims, damages, liabilities, awards, costs or expenses incurred by you to the extent they are finally judicially determined to have resulted primarily from BTNY's or CSFB's, as the case may be, bad faith, wilful misconduct or recklessness.

          Each Indemnified Person will promptly notify you of each event of which it has knowledge that may give rise to a claim under the foregoing paragraph, provided that the failure to so notify you shall in no way impair your obligations under this letter agreement (except to the extent that such failure to so notify results in material prejudice to you). If any investigative, judicial, administrative or arbitration proceeding (a "Proceeding") is brought against any Indemnified Person indemnified or intended to be indemnified pursuant to this letter, you shall have the right to participate in such Proceeding and, to the extent that you may elect by written notice to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that such Indemnified Person shall be entitled to employ counsel separate from your counsel if counsel for such Indemnified Person shall reasonably determine that representation of both you and the Indemnified Person would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest or inconsistent defenses between you and the Indemnified Person, in which case the fees and disbursements of one firm of separate counsel for all Indemnified Persons shall be paid by you. Such Indemnified Person shall not agree to the settlement of any such claim without your consent (not to be unreasonably withheld or delayed), unless you shall have been given notice of the commencement of an action and shall have failed to provide the defense thereof as herein provided.

          You further agree that you (and your affiliates) will not, without the prior written consent of BTNY and CSFB, settle or compromise or consent to the entry of any judgment or award in any pending or threatened claim, action, suit or proceeding

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(including, without limitation, any arbitration) in respect of which indemnification may be sought hereunder (whether or not BTNY, CSFB or any other Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of BTNY, CSFB and each other Indemnified Person from all liability arising out of such claim, action, suit or proceeding. If multiple claims are brought against any Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this letter, you agree that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

          You hereby agree that if any indemnification sought by an Indemnified Person pursuant to this letter is held by a court to be unavailable for any reason, then (whether or not BTNY or CSFB is the Indemnified Person) you, BTNY and CSFB will contribute to the losses, claims, damages, liabilities, awards, costs and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and BTNY and CSFB, on the other hand, in connection with the Related Activities, subject to the limitation that in any event BTNY's and CSFB's aggregate contribution to all losses, claims, damages, liabilities, awards, costs and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by BTNY or CSFB, as the case may be, from you, MTI or your and its subsidiaries pursuant to the Related Activities. It is hereby agreed that the relative benefits to you, on the one hand, and BTNY and CSFB, on the other hand, with respect to the Related Activities shall be deemed to be in the same proportion as (i) the amount proposed to be raised through the issuance of the Bridge Loans (as defined in the Bridge Loan Commitment Letter) bears to (ii) the amount of fees actually paid to BTNY or CSFB, as the case may be in, connection with the Related Activities.

          Your indemnity, reimbursement and contribution obligations under this letter shall be in addition to any rights that BTNY, CSFB or any other Indemnified Person may have at common law or otherwise. You hereby consent to personal jurisdiction and service and venue in any court in which any claim, action, suit or proceeding which is subject to this letter is brought against BTNY, CSFB or any other Indemnified Person. This letter agreement may not be amended or modified except in writing. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS LETTER OR THE RELATED ACTIVITIES IS HEREBY WAIVED. THE PARTIES HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION

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WITH ANY DISPUTE RELATED TO THIS LETTER OR ANY OF THE MATTERS CONTEMPLATED
HEREBY.

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          Notwithstanding any provision herein to the contrary, from and after the Closing Date (as defined in the Bridge Commitment Letter), you shall be automatically released from each and all of your obligations under this letter agreement (without any further action on the part of any person or entity) and all references herein to the term "Acquisition Corp." or "you" shall be deemed to be a reference to MTL exclusively, provided that you shall have delivered to BTNY and CSFB documents reasonably satisfactory to BTNY and CSFB which provide for the assumption by MTL of each and all of your obligations under this letter agreement.

          The provisions of this letter shall apply to the Related Activities and any modification of the Related Activities and shall remain in full force and effect following the completion of the transactions described in the Bridge Loan Commitment Letter or termination of the Bridge Loan Commitment Letter. The provisions hereof shall inure to the benefit of and be binding upon your successors and assigns and the successors and assigns of BTNY, CSFB and each other Indemnified Person.

                              *  *  *  *

                                     Very truly yours,

                                     BANKERS TRUST NEW YORK
                                       CORPORATION


                                     By /s/ Terrence Mogan
                                       ---------------------------------
                                       Title:

                                     CREDIT SUISSE FIRST BOSTON

                                     By /s/   Lori Sivaslian
                                       ---------------------------------
                                       Title: Director


                                     By /s/ G. David M. Maletta, II
                                       ---------------------------------
                                       Title: Managing Director



Agreed to and Accepted this
10th day of February, 1998

SOMBRERO ACQUISITION CORP.


By /s/ Joshua Harris
   ---------------------------
Title: President

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